Exhibit 99

Cedar Fair, L.P. Announces 2003 First Quarter Results

SANDUSKY, OHIO, May 1, 2003 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates six amusement parks and five water parks, today announced results for the first quarter of 2003.

Dick Kinzel, president and chief executive officer, explained that virtually all of Cedar Fair's revenues from its five seasonal amusement parks and five water parks are realized during a 130-day operating period beginning in early May, with the major portion concentrated in the peak vacation months of July and August. Only Knott's Berry Farm is open year-round, but the park operates at its lowest level of attendance in the first quarter of the year. Cedar Fair's other first quarter revenues have historically been minimal.

Net revenues for the first quarter of 2003 decreased to $21.5 million from $23.9 million in 2002, due primarily to lower early-season attendance at Knott's Berry Farm compared to last year's first quarter, which benefited from an earlier Easter season. In addition, attendance and revenues at Knott's in the current period were also negatively impacted by nine days of rain compared to only four last year, including five days on which the park was forced to close early. Kinzel noted, however, that April attendance at Knott's strengthened over a year ago and revenues are now nearly on pace with expectations.

Operating results for the first quarter include normal off-season operating, maintenance and administrative expenses at the Partnership's seasonal amusement and water parks, and daily operations at Knott's Berry Farm. Excluding depreciation and other non-cash charges, total operating costs and expenses for the period decreased 4.5% to $41.4 million, due to a strong emphasis on expense controls at each of the parks. After depreciation and a $1.2 million non-cash charge for unit options, operating costs and expenses totaled $45.8 million for the quarter, compared to $49.8 million in 2002. Included in last year's operating costs and expenses were a small non-cash credit for unit options and a $3.2 million provision for estimated losses on the retirement of certain fixed assets removed from service at the Partnership's parks.

Kinzel continued by explaining that at the end of 2002, the Partnership recognized a $7.6 million non-cash charge in other expense related to the change in fair value of two of its interest rate swap option agreements that could not be designated as effective hedges under the applicable accounting rules. In order to more clearly reflect the timing of this charge to earnings during 2002, the Partnership elected to adjust its 2002 quarterly results, including recording a first quarter adjustment to other expense of $1.5 million. In the 2003 first quarter, the Partnership recognized a similar non-cash charge in other expense of $185,000.

After this charge, and interest expense and provision for taxes, both of which were comparable between years, the Partnership's net loss for the period was $31.5 million, or $0.62 per limited partner unit, compared with a net loss of $34.0 million, or $0.67 per unit, a year ago.

Cedar Fair's six amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also operates Camp Snoopy at the Mall of America in Bloomington, Minnesota under a management contract.

"With the 2003 summer season about to begin, we are confident that the $48 million in new rides and attractions we have added will generate strong public interest in each of our market areas," said Kinzel. "Cedar Point's Top Thrill Dragster, the world's tallest and fastest roller coaster at 420 feet tall and 120 mph, is receiving a tremendous response as the result of early-season publicity efforts, and it is every bit as exciting to ride as we hoped it would be. We also expect the addition of a new 'double-impulse' roller coaster at Valleyfair to contribute to a very strong season at that park."

Kinzel also noted that the other attractions being added for the 2003 season, including family-oriented water attractions at both Dorney Park and Worlds of Fun, are on budget and on schedule, and are expected to be ready for the peak summer season.

"While the first quarter is not a meaningful part of our full-year financial performance, we are pleased with the level of public interest in our new rides and attractions thus far," continued Kinzel. "We remain optimistic that we can generate 3-5% internal growth in net revenues this season, as well as improve our adjusted EBITDA over last year's level, which would allow us to increase our cash distribution rate again this year," he concluded.

Mr. Kinzel will host a conference call with analysts at 11:00 a.m. Eastern Time on Friday, May 2, 2003, which will be web cast live in "listen only" mode via the Cedar Fair web site (http://www.cedarfair.com). It will be available for replay starting at 1:00 p.m. ET, Friday, May 2, 2003, until 11:59 p.m. ET, Friday, May 16, 2003. In order to access the replay of the earnings call, please dial 1-877-519-4471 followed by the access code #3896629.

The information contained in this news release, other than historical information, consists of forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer spending, adverse weather conditions, unanticipated construction delays, and other factors could cause actual results to differ materially from the Partnership's expectations.

Cedar Fair, L.P.
Financial Highlights
(unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands except per unit amounts)	3/30/03	3/31/02	3/30/03	3/31/02
Net revenues	$ 21,499	$ 23,936	$ 500,414	$ 481,255
Cash operating costs and expenses	41,363	43,308	330,803	329,275
Adjusted EBITDA	(19,864)	(19,372)	169,611	151,980
Depreciation and amortization	3,218	3,300	41,600	42,704
Non-cash unit option expense (credit)	1,243	(39)	5,311	9,437
Provision for loss on retirement of assets	-	3,200	-	3,200
Operating income (loss)	(24,325)	(25,833)	122,700	96,639
Interest expense	5,937	5,797	25,107	24,153
Other expense	185	1,493	6,341	1,493
Income (loss) before taxes	(30,447)	(33,123)	91,252	70,993
Provision for taxes	1,087	896	17,350	16,662
Net income (loss)	$ (31,534)	$ (34,019)	$ 73,902	$ 54,331
Weighted average units outstanding - diluted	50,575	50,514	51,242	51,176
Per limited partner unit:
Net income (loss) - diluted	$ (0.62)	$ (0.67)	$ 1.44	$ 1.06
Cash distributions declared	$ 0.44	$ (0.41)	$ 1.69	$ 1.62
Balance Sheet Data:
Total assets	$ 837,414	$ 829,107
Total long-term debt	448,150	452,833
Total partners' equity	253,361	255,027

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